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                                                            EXHIBIT 99.1



                MENTOR GRAPHICS TERMINATES OFFER FOR QUICKTURN

WILSONVILLE, OR, JANUARY 8, 1999 -- Mentor Graphics Corporation (Nasdaq:
MENT) announced that effective today it is terminating its tender offer, proxy solicitation and its proposal to acquire Quickturn Design Systems, Inc. (Nasdaq: QKTN), and is withdrawing its call for the special meeting which had been scheduled for today.

Dr. Walden C. Rhines, President and CEO of Mentor Graphics, said: "It is clear that in any further bidding for Quickturn, Mentor faced significant barriers and therefore we determined that continued participation would not be in our shareholders' best interests. We congratulate Jack Harding and the Cadence team, and we look forward to competing with Cadence in the EDA marketplace as we have for many years. Mentor believes that emulation should be an important verification tool for designers if innovative emulation systems are made available to them.

"I particularly want to thank the many people who worked so hard to try to make this acquisition happen. They can feel justly proud that the EDA industry will be a better, more productive one. In particular, I want to thank the employees of Mentor Graphics who, despite all the distractions of this activity, kept their eye on the ball and turned in all-time record performance for Mentor in the fourth quarter of 1998. It's likely that they have taken Mentor to the #1 spot among the EDA majors, in terms of the all-important measure: product growth rate. My thanks to our customers and, again, to all of our Mentor associates," concluded Dr. Rhines.

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products and consulting services for the world's largest electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of $468 million and employs approximately 2,500 people worldwide. Company headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com.

Certain statements contained in this press release constitute
"forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements expressed or implied by such forward-looking statements.

Contacts: Anne M. Wagner/Ry Schwark         Todd Fogarty/Roy Winnick
          Mentor Graphics Corporation       Kekst and Company
          503/685-1462                      212/521-4800

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